FOR IMMEDIATE RELEASE
June 1, 2006
First Charter and Gwinnett Banking Company Announce Strategic Merger
Expansion Establishes First Charter in High-Growth Atlanta Market
Informational Conference Call Scheduled for Friday, June 2nd at 10 AM EDT
CHARLOTTE, North Carolina — First Charter Corporation (NASDAQ: FCTR) and GBC Bancorp, Inc., parent of Gwinnett Banking Company (OTC BB: GBCP), headquartered in Lawrenceville, Georgia, jointly announced today that they have signed a definitive agreement to merge. The combined company will operate in some of the fastest growing markets in the country, including Charlotte and Raleigh, NC and Atlanta, GA.
“We are very excited about partnering with the Gwinnett Banking Company team,” said Bob James, President & CEO of First Charter Corporation. “They are a well-managed bank positioned in vibrant, growing markets and they have a strong business model that both compliments and extends our Community Banking Model.”
Larry Key, Chairman, President & CEO of Gwinnett Banking Company, stated, “First Charter is the perfect partner for us. Both companies are dedicated to delivering exceptional customer service and the merger will enable our bank to bring additional products and services to our loyal customers. I am also excited that our customer-facing teammates will be part of this new endeavor. ”
Under the terms of the agreement, GBC Bancorp, Inc. will be merged into First Charter Corporation. Gwinnett Banking Company will then be merged into First Charter Bank, but will continue to operate under its current name and management. Mr. Key will report to Mr. James.
This marks the first acquisition that First Charter has made outside of North Carolina. Bob James commented, “We have identified Atlanta as one of the most attractive markets for expanding our business. Entering this market through a partnership with a well-established, successful company is a great opportunity for us to begin what we expect will be a growing presence in Atlanta.” On a pro forma basis, when the merger takes effect, First Charter will have approximately $4.7 billion in assets, $3.4 billion in loans, $3.2 billion in deposits and $405 million in equity.

An informational conference call regarding the merger is scheduled for Friday, June 2, 2006 at 10:00 am EDT. Information on joining the call are detailed below.
Gwinnett Banking Company
Gwinnett Banking Company, a wholly owned subsidiary of GBC Bancorp, Inc., was founded in 1997 and Larry D. Key has served as the President & CEO since that time. The bank opened its main office in Lawrenceville (Gwinnett County), followed by a second branch in Alpharetta (Fulton County) in 2001. Gwinnett and Fulton counties boast some of the strongest demographic growth trends in the nation. Gwinnett County’s population, for example, is projected to grow at a 23.5% rate from 2005 to 2010. This is significantly faster growth than the 11.3% projected for Georgia or the 6.3% projected nationally over the same time period. The 2005 median household income in Gwinnett County is $71,149 and Fulton County is $61,147, significantly higher than the $51,646 median income for Georgia and $46,059 for the Southeast.
The core business lines at Gwinnett Banking Company include general commercial lending, residential construction lending, and SBA lending. Gwinnett Banking Company is among the most profitable community banks in Georgia. In 2005 they reported ROAA of 1.8%, ROAE of 21.4%, net interest margin of 4.75% and an efficiency ratio of 44.3%. At March 31, 2006 they reported assets of $418 million.
Merger Agreement
Under the terms of the merger agreement, First Charter Corporation will issue a combination of common stock and cash for the outstanding common shares of GBC Bancorp, Inc. The deal requires 70% of the shares of GBC Bancorp, Inc. common stock to be exchanged for First Charter Corporation common stock, with the remainder of the consideration being cash. GBC Bancorp, Inc. shareholders will receive 2,975,000 First Charter Corporation shares and $30.6 million in cash, representing an approximate transaction value of $102 million, based on an estimated value of First Charter Corporation common stock of $24.00 per share. GBC Bancorp, Inc. shareholders have the option to receive 1.989 shares of First Charter Corporation common stock or $47.74 in cash for each share of GBC Bancorp, Inc. common stock, or a combination of stock and cash, subject to the transaction’s stock and cash limits mentioned above. A transaction value of approximately $102 million represents 2.6 times GBC Bancorp, Inc. tangible book value as of March 31, 2006, 14.4 times LTM diluted earnings and 11.7 times estimated 2007 diluted earnings.
As part of the merger agreement, one member of the GBC Bancorp, Inc. Board of Directors will be appointed to the Board of Directors of First Charter Corporation. The merger is subject to customary conditions, including the approval of GBC Bancorp, Inc. shareholders and applicable regulatory authorities. The stock portion of the consideration to GBC Bancorp, Inc. shareholders is expected to qualify as a tax-free transaction. The combined company expects to realize annual cost savings of approximately $930 thousand pre-tax, or 10% of GBC Bancorp, Inc.’s estimated 2006 expense base. The merger is anticipated to close in the fourth quarter of 2006 and is expected to be 2 cents accretive First Charter’s to GAAP earnings per share for 2007.
Commenting on the value of the merger, Bob James said “The proven ability of Gwinnett Banking Company to generate quality, high-yielding loans will help First Charter transition our balance sheet more quickly, which translates into another opportunity for increasing shareholder value.”

Additional provisions of the agreement include a customary price protection provision whereby GBC Bancorp, Inc. can terminate the agreement under certain conditions subject first to the right of First Charter to increase the merger consideration. Also, each of the GBC Bancorp, Inc. directors and executive officers, holding approximately 27.5% of GBC Bancorp, Inc, common stock, has executed or has agreed to execute a Voting Agreement pursuant to which they agree to vote in favor of the merger.
Conference Call
Members of executive management from First Charter and Gwinnett Banking Company will be available via telephone conference to discuss the contents of this press release on Friday, June 2, 2006 at 10:00 a.m. EDT. Accompanying slides will be available on First Charter’s web site at www.firstcharter.com. The following table outlines access information for the conference call and internet/audio replay:

	US/Canada Participants	International Participants
Live Conference Call	800-765-0709 code: 3404310	913-981-5564 code: 3404310
Audio Replay	888-203-1112 code: 3404310	719-457-0820 code: 3404310

Corporate Profiles
First Charter Corporation is a regional financial services company with assets of $4.3 billion and is the holding company for First Charter Bank. First Charter operates 58 financial centers, four insurance offices and 139 ATMs located throughout North Carolina. First Charter also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter may be found by visiting www.firstcharter.com or by calling 1-704-688-4505. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.
GBC Bancorp, Inc. (GBC) is a bank holding company for Gwinnett Banking Company, a community bank with $418 million in assets. Gwinnett operates two branches located in Lawrenceville and Alpharetta, Georgia and provides a full range of banking services for businesses and individuals. Additional information about GBC can be obtained by visiting www.gwinnettbanking.com or by calling 770-995-0000. GBC is listed under the symbol “GBCP” on the OTC BB.

Securities Filings
First Charter will file a Form S-4, GBC will file a Proxy Statement and both companies will file other relevant documents regarding this transaction with the Securities and Exchange Commission (the “SEC”). GBC will mail the Proxy Statement/Prospectus to its shareholders. These documents will contain important information about the transaction, and First Charter and GBC urge you to read these documents when they become available.
You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from First Charter’s website (www.firstcharter.com) under the tab “About First Charter” and then under the heading “Investor Relations” and then under the item “SEC Filings.”
First Charter and GBC and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from GBC’s shareholders in connection with this transaction. Information about other persons who may be deemed participants in this transaction will be included in the Proxy Statement/Prospectus. You can find information about First Charter’s executive officers and directors in First Charter’s definitive proxy statement filed with the SEC on March 22, 2006. You can find information about GBC’s executive officers and directors in their definitive proxy statement filed with the SEC on July 22, 2005. You can obtain free copies of these documents from First Charter or GBC using the contact information included in these materials.
Forward Looking Statements
This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Act of 1995. These include statements as to the benefits of the proposed merger (the “Merger”), between First Charter and GBC, including future financial and operating results, cost savings, enhanced revenues and the accretion / dilution to reported earnings that may be realized from the Merger as well as other statements of expectations regarding the Merger and any other statements regarding future results or expectations. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. First Charter and GBC caution readers that results and events subject to forward-looking statements could differ materially due to the following factors, among others: the risk that the businesses of First Charter and/or GBC in connection with the Merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required governmental and GBC stockholder approvals, and the ability to complete the Merger on the expected timeframe; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of First Charter and GBC to integrate other acquisitions and attract new customers; possible changes in monetary and fiscal policies; and laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectibility of loans; the effects of changes in interest rates and other risks and factors identified in each company’s filings with the Securities and Exchange Commission (the “SEC”). First Charter and GBC do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this presentation.

Contact Information
First Charter Corporation
Robert E. James Jr. 704-688-4520
jamesb@firstcharter.com
Charles A. Caswell 704-688-1112
caswellc@firstcharter.com
Media calls to: Kevin Toomb 704-688-4452 toombk@firstcharter.com
GBC Bancorp, Inc.
Larry D. Key 770-995-0000
ldkey@gwinnettbanking.com